AXP(R)
    Stock Fund

AXP Stock Fund seeks to provide shareholders with current income and growth of capital.

Prospectus
Nov. 29, 2004

Please note that this Fund:

o  is not a bank deposit

o  is not federally insured

o  is not endorsed by any bank or government agency

o  is not guaranteed to achieve its goal

As with all mutual funds, the Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

(logo)                                                                    (logo)
American                                                                AMERICAN
  Express(R)                                                             EXPRESS
 Funds                                                                 (R)

Table of Contents

TAKE A CLOSER LOOK AT:

The Fund                                   3p

Goal                                       3p

Principal Investment Strategies            3p

Principal Risks                            4p

Past Performance                           5p

Fees and Expenses                          7p

Investment Manager                         8p

Other Securities and
   Investment Strategies                  10p

Buying and Selling Shares                 10p

Valuing Fund Shares                       11p

Investment Options                        11p

Purchasing Shares                         13p

Transactions Through Third Parties        15p

Sales Charges                             15p

Exchanging/Selling Shares                 19p

Distributions and Taxes                   23p

Master/Feeder Structure                   25p

Financial Highlights                      26p

--------------------------------------------------------------------------------
2p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

The Fund

GOAL

AXP Stock Fund (the Fund) seeks to provide shareholders with current income and growth of capital. Because any investment involves risk, achieving this goal cannot be guaranteed.

The Fund seeks to achieve its goal by investing all of its assets in a master portfolio rather than by directly investing in and managing its own portfolio of securities. The master portfolio has the same goal and investment policies as the Fund.

PRINCIPAL INVESTMENT STRATEGIES

The Fund's assets primarily are invested in common stocks and securities convertible into common stocks. Under normal market conditions, at least 80% of the Fund's net assets are invested in these securities. In pursuit of its income objective, the Fund will invest in income-producing equity securities (such as convertible securities and preferred stocks) and short-term debt instruments (such as commercial paper). The Fund will provide shareholders with at least 60 days' notice of any change in the 80% policy.

In pursuit of the Fund's goal, American Express Financial Corporation (AEFC), the Fund's investment manager, uses two different approaches to the selection of equity investments.

With respect to approximately 75% of the Fund's portfolio, AEFC uses a traditional stock selection methodology and chooses investments by:

o Considering opportunities and risks by reviewing overall market conditions and industry outlook.

o Identifying market trends that AEFC believes will lead to good long-term growth potential.

o  Identifying companies with strong, sustainable earnings growth based on:

   o effective management, as demonstrated by overall performance,

   o competitive market position, and

   o financial strength.

o Focusing on those companies that AEFC considers to be "blue chips." Blue chip stocks are issued by companies with a market capitalization of at least $1 billion, an established management, a history of consistent earnings and a leading position within their respective industries.

o  Identifying investments that contribute to portfolio diversification.

o  Identifying income-producing securities.

In evaluating whether to sell a security, AEFC considers, among other factors, whether:

o  The security is overvalued relative to other potential investments.

o  The security has reached AEFC's price objective.

o  The company has met AEFC's earnings and/or growth expectations.

o  Political, economic or other events could affect the company's performance.

--------------------------------------------------------------------------------
3p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

With respect to approximately 25% of the Fund's portfolio, AEFC uses proprietary quantitative methods based on sophisticated statistical analysis and chooses investments by:

The universe of stocks from which AEFC selects the Fund's investments will be those included in the Fund's benchmark, the Standard & Poor's 500 Index (S&P 500 Index). Through extensive analysis of the domestic equity markets, AEFC has identified characteristics of certain stocks that have historically outperformed their benchmarks. The Fund will hold both growth and value stocks. Characteristics used to select stocks for the Fund include:

o  Superior growth characteristics such as:

   o strong earnings growth,

   o positive earnings that exceed expectations published by third-party business analysts,

   o consistency of earnings, and

   o strong positive price trend.

o Superior value characteristics based on analysis of current stock prices relative to estimates of future prices.

In selecting the stocks from the S&P 500 Index for the Fund's portfolio, AEFC employs a rigorous process for evaluating the relationship between the risk associated with each security and its potential for positive returns. This process includes factors such as:

o Limits on positions relative to the benchmark through overweighting or underweighting.

o  Limits on sector and industry allocations relative to the benchmark.

o  Limits on size of holdings relative to market liquidity.

Unusual Market Conditions

During unusual market conditions, the Fund may invest more of its assets in money market securities than during normal market conditions. Although the Fund primarily will invest in these securities to avoid losses, this type of investing also could prevent the Fund from achieving its investment objective. During these times, AEFC may make frequent securities trades that could result in increased fees, expenses, and taxes.

PRINCIPAL RISKS

Please remember that with any mutual fund investment you may lose money. Principal risks associated with an investment in the Fund include:

   Issuer Risk

   Market Risk

   Management Risk

Issuer Risk

An issuer, or the value of its stocks or bonds, may perform poorly. Poor performance may be caused by poor management decisions, competitive pressures, breakthroughs in technology, reliance on suppliers, labor problems or shortages, corporate restructurings, fraudulent disclosures or other factors.

--------------------------------------------------------------------------------
4p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

Market Risk

The market value of securities may drop, and you may lose money. Market risk may affect a single issuer, sector of the economy, industry, or the market as a whole. The market value of all securities may move up and down, sometimes rapidly and unpredictably. The Fund does not attempt to time the market.

Management Risk

AEFC's management strategy will influence performance significantly. The quantitative methodology employed by AEFC has been extensively tested using historical securities market data, but has not been used to manage open-end mutual funds over a long period of time. There can be no assurance that the methodology will enable the Fund to achieve its goal.

PAST PERFORMANCE

The following bar chart and table indicate the risks and variability of investing in the Fund by showing:

o how the Fund's performance has varied for each full calendar year shown on the chart below, and

o  how the Fund's average annual total returns compare to recognized indexes.

How the Fund has performed in the past (before and after taxes) does not indicate how the Fund will perform in the future.

                               CLASS A PERFORMANCE
                            (based on calendar years)

-2.86%  +25.73% +19.41% +25.26% +19.28% +16.61% -7.40% -13.91% -22.23%  +26.21%
 1994    1995    1996    1997    1998     1999   2000    2001    2002    2003

During the period shown in the bar chart, the highest return for a calendar quarter was +19.31% (quarter ended Dec. 31, 1998) and the lowest return for a calendar quarter was -15.21% (quarter ended Sept. 30, 2002).

The 5.75% sales charge applicable to Class A shares of the Fund is not reflected in the bar chart; if reflected, returns would be lower than those shown. The performance of other classes may vary from that shown above because of differences in expenses.

The Fund's Class A year-to-date return at Sept. 30, 2004 was -1.38%.

--------------------------------------------------------------------------------
5p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

Average Annual Total Returns (as of Dec. 31, 2003)
                                                                                                  Since          Since
                                                           1 year      5 years   10 years    inception (B&Y) inception (C)
Stock:
   Class A
        Return before taxes                               +18.96%      -2.97%     +6.48%           N/A            N/A
        Return after taxes on distributions               +18.77%      -4.26%     +3.99%           N/A            N/A
        Return after taxes on distributions
        and sale of fund shares                           +12.54%      -2.91%     +4.27%           N/A            N/A
   Class B
        Return before taxes                               +21.23%      -2.72%       N/A        +6.98%(a)          N/A
   Class C
        Return before taxes                               +25.21%        N/A        N/A            N/A         -6.84%(b)
   Class Y
        Return before taxes                               +26.41%      -1.67%       N/A        +7.95%(a)          N/A
S&P 500 Index
(reflects no deduction for fees, expenses or taxes)       +28.68%      -0.57%    +11.07%      +11.39%(c)       -5.97%(d)
Lipper Large-Cap Core Funds Index                         +24.80%      -1.08%     +9.27%       +9.85%(c)       -6.89%(d)

(a) Inception date was March 20, 1995.

(b) Inception date was June 26, 2000.

(c) Measurement period started April 1, 1995.

(d) Measurement period started July 1, 2000.

Before-Tax Returns

This table shows total returns from hypothetical investments in Class A, Class B, Class C and Class Y shares of the Fund. These returns are compared to the indexes shown for the same periods. The performance of different classes varies because of differences in sales charges and fees. Past performance for Class Y for the periods prior to March 20, 1995 may be calculated based on the performance of Class A, adjusted to reflect differences in sales charges, but not differences in annual Fund operating expenses.

After-Tax Returns

After-tax returns are shown only for Class A shares. After-tax returns for the other classes will vary. After-tax returns are calculated using the highest historical individual federal marginal income tax rate and do not reflect the impact of state and local taxes. Actual after-tax returns will depend on your tax situation and most likely will differ from the returns shown in the table. If you hold your shares in a tax-deferred account, such as a 401(k) plan or an IRA, the after-tax returns do not apply to you since you will not incur taxes until you begin to withdraw from your account.

The return after taxes on distributions for a period may be the same as the return before taxes for the same period if there are no distributions or if the distributions are small. The return after taxes on distributions and sale of Fund shares for a period may be greater than the return before taxes for the same period if there was a tax loss realized on sale of Fund shares. The benefit of the tax loss (since it can be used to offset other gains) may result in a higher return.

--------------------------------------------------------------------------------
6p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

For purposes of this calculation we assumed:

o  the maximum sales charge for Class A shares,

o sales at the end of the period and deduction of the applicable contingent deferred sales charge (CDSC) for Class B shares,

o  no sales charge for Class C shares,

o  no sales charge for Class Y shares, and

o no adjustments for taxes paid by an investor on the reinvested income and capital gains.

The S&P 500 Index, an unmanaged index of common stocks, is frequently used as a general measure of market performance. The index reflects reinvestment of all distributions and changes in market prices, but excludes brokerage commissions or other fees.

The Lipper Large-Cap Core Funds Index, published by Lipper Inc., includes the 30 largest funds that are generally similar to the Fund, although some funds in the index may have somewhat different investment policies or objectives.

FEES AND EXPENSES

Fund investors pay various expenses. The table below describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

Shareholder Fees (fees paid directly from your investment)
                                                                    Class A   Class B     Class C   Class Y
Maximum sales charge (load) imposed on purchases(a)
(as a percentage of offering price)                                  5.75%     none        none      none

Maximum deferred sales charge (load) imposed on sales
(as a percentage of offering price at time of purchase)              none(b)    5%         1%(c)     none

Annual Fund Operating Expenses(d) (expenses that are deducted from Fund assets)

As a percentage of average daily net assets:  Class A  Class B  Class C  Class Y
Management fees(e)                             0.46%    0.46%    0.46%    0.46%
Distribution (12b-1) fees                      0.25%    1.00%    1.00%    0.00%
Other expenses(f)                              0.18%    0.21%    0.21%    0.27%
Total                                          0.89%    1.67%    1.67%    0.73%

(a) This charge may be reduced depending on the value of your total investments in American Express Funds. See "Sales Charges."

(b) For Class A purchases over $1,000,000 on which no sales charge is assessed, a 1% sales charge applies if you sell your shares less than one year after purchase.

(c) For Class C purchases, a 1% sales charge applies if you sell your shares less than one year after purchase.

(d) Both in this table and the following example fund operating expenses include expenses charged by both the Fund and its Master Portfolio as described under "Investment Manager."

(e) Includes the impact of a performance incentive adjustment fee that decreased the management fee by 0.03% for the most recent fiscal year.

(f) Other expenses include an administrative services fee, a shareholder service fee for Class Y, a transfer agency fee and other nonadvisory expenses.

--------------------------------------------------------------------------------
7p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

Examples

These examples are intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

Assume you invest $10,000 and the Fund earns a 5% annual return each year. Also assume that the operating expenses remain the same each year. You would pay the following expenses if you redeem all of your shares at the end of the time periods indicated:

                                             1 year      3 years    5 years    10 years
Class A(a)                                    $661        $843      $1,040      $1,612
Class B                                       $570(b)     $827(b)   $1,008(b)   $1,773(c)
Class C                                       $170        $527      $  908      $1,981
Class Y                                       $ 75        $234      $  407      $  910

(a)  Includes a 5.75% sales charge.

(b)  Includes the applicable CDSC.

(c) Based on conversion of Class B shares to Class A shares in the ninth year of ownership.

You would pay the following expenses if you did not redeem your shares:

                                             1 year      3 years    5 years    10 years
Class A(a)                                    $661        $843      $1,040      $1,612
Class B                                       $170        $527      $  908      $1,773(b)
Class C                                       $170        $527      $  908      $1,981
Class Y                                       $ 75        $234      $  407      $  910

(a)  Includes a 5.75% sales charge.

(b) Based on conversion of Class B shares to Class A shares in the ninth year of ownership.

These examples do not represent actual expenses, past or future. Actual expenses may be higher or lower than those shown.

INVESTMENT MANAGER

The Fund's assets are invested in Equity Portfolio (the Portfolio), which is managed by AEFC.

Mike Kennedy, CFA, Vice President and Senior Equity Portfolio Manager

o  Managed the Portfolio since 1999.

o  Joined AEFC in 1985.

o  Began investment career in 1970.

o  MBA, Loyola University of Chicago.

Dimitris J. Bertsimas, Portfolio Manager

o  Joined AEFC as a consulting portfolio manager in 2002.

o Co-founded Dynamic Ideas, LLC, a consulting firm specializing in the development of quantitative tools for the asset management industry, where he served as Managing Partner, 1999 to 2002. Currently, Boeing Professor of Operations Research, Sloan School of Management and the Operations Research Center, MIT.

o Began investment career as a consultant to asset managers in 1993; became portfolio manager in 2002.

o  MS and Ph.D., MIT.

--------------------------------------------------------------------------------
8p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

Gina K. Mourtzinou, Portfolio Manager

o  Joined AEFC as a portfolio manager in 2002.

o Co-founded Dynamic Ideas, LLC, a consulting firm specializing in the development of quantitative tools for the asset management industry, where she served as Vice President of Research and Analytics, 1999 to 2002.

o Began investment career as a consultant to asset managers in 1996; became portfolio manager in 2002.

o  Ph.D., MIT.

Scott Mullinix, CFA, Associate Portfolio Manager

o  Managed the Portfolio since 2004.

o Rejoined AEFC in 2004, having previously spent time with AEFC as portfolio manager, 2001 to 2002 and as an associate portfolio manager, 1999 to 2001.

o Analyst, Deephaven Capital LLC, a domestic-based hedge fund firm, May 2002 to May 2004.

o  Began investment career in 1989.

o  MBA, University of Minnesota.

AEFC

The Portfolio pays AEFC a fee for managing its assets. The Fund pays its proportionate share of the fee. Under the Investment Management Services Agreement, the fee for the most recent fiscal year was 0.46% of the Portfolio's average daily net assets, including an adjustment under the terms of a performance incentive arrangement. The maximum adjustment (increase or decrease) is 0.12% of the Portfolio's average net assets on an annual basis. Under the agreement, the Portfolio also pays taxes, brokerage commissions, and nonadvisory expenses. AEFC or an affiliate may make payments from its own resources, which include profits from management fees paid by the Portfolio, to compensate broker-dealers or other persons for providing distribution assistance. AEFC, located at 200 AXP Financial Center, Minneapolis, Minnesota 55474, is a wholly-owned subsidiary of American Express Company, a financial services company with headquarters at American Express Tower, World Financial Center, New York, New York 10285. In addition to managing investments for all of the AXP funds, subsidiaries also provide investment management and related services such as separate account asset management, institutional trust and custody, and employee benefit plan administration, as well as investment products.

AEFC also serves as investment manager to the AXP Portfolio Builder Series, a group of six affiliated funds-of-funds (Portfolio Builder Funds) that provide asset-allocation services to shareholders by investing in shares of other AXP Funds, including the Fund. The Fund may experience relatively large purchases or redemptions from the Portfolio Builder Funds. Although AEFC seeks to minimize the impact of these transactions by structuring them over a reasonable period of time, the Fund may experience increased expenses as it buys and sells portfolio securities to manage transactions for the Portfolio Builder Fund. In addition, because the Portfolio Builder Funds may own a substantial portion of the Fund, a redemption by the Portfolio Builder Funds could cause the Fund's expense ratio to increase as the Fund's fixed costs would be spread over a smaller asset base. AEFC monitors expense levels and is committed to offering funds that are competitively priced. AEFC will report to the Fund's Board of Directors on the steps it has taken to manage any potential conflicts.

--------------------------------------------------------------------------------
9p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

The Fund operates under an order from the Securities and Exchange Commission that permits AEFC, subject to the approval of the Board of Directors, to appoint a subadviser or change the terms of a subadvisory agreement for the Fund without first obtaining shareholder approval. The order permits the Fund to add or change unaffiliated subadvisers or the fees paid to subadvisers from time to time without the expense and delays associated with obtaining shareholder approval of the change.

OTHER SECURITIES AND INVESTMENT STRATEGIES

The Fund may invest in other securities and may use other investment strategies that are not principal investment strategies. The Fund's policies permit investment in other instruments, such as debt obligations rated C or higher, foreign securities and money market securities. Additionally, the Fund may use derivative instruments, such as futures, options and forward contracts, to produce incremental earnings, to hedge existing positions and to increase flexibility. Even though the Fund's policies permit the use of derivatives in this manner, the portfolio manager is not required to use derivatives.

For more information on strategies and holdings, see the Fund's Statement of Additional Information (SAI) and its annual and semiannual reports.

Buying and Selling Shares

The public offering price for Class A shares of the Fund is the net asset value
(NAV) plus a sales charge, and for Class B, C, and Y shares, the NAV. In addition to buying and selling shares through the Fund's distributor, American Express Financial Advisors Inc. (the Distributor), you may buy or sell shares through third parties, including 401(k) plans, banks, brokers, and investment advisers. Where authorized by the Fund, orders in good form are priced using the NAV next determined after your order is placed with the third party. Good form or good order means that your instructions have been received in the form required by the Distributor. This may include, for example, providing the fund name and account number, the amount of the transaction and all required signatures. For more information, refer to the sections on "Purchasing Shares" and "Exchanging/Selling Shares," or contact your financial advisor. If you buy or redeem shares through a third party, consult that firm to determine whether your order will be priced at the time it is placed with the third party or at the time it is placed with the Fund. The third party may charge a fee for its services.

--------------------------------------------------------------------------------
10p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

VALUING FUND SHARES

The NAV is the value of a single share of the Fund. The NAV is determined by dividing the value of the Fund's assets, minus any liabilities, by the number of shares outstanding. AEFC calculates the NAV as of the close of business on the New York Stock Exchange (NYSE), normally 4:00 p.m. Eastern time, on each day that the NYSE is open.

The Fund's securities are valued primarily on the basis of market quotations. However, securities will be valued at fair value if reliable quotations are not readily available. Securities also will be valued at fair value if their value has been materially affected by events after the close of the primary exchanges or markets on which they trade and before the NAV is calculated. This occurs most commonly with foreign securities, but may occur in other cases. The Board has adopted fair value procedures for pricing securities under certain circumstances. These procedures are used (1) when market prices for securities are not readily available, (2) when available prices are deemed unreliable, or
(3) when a significant event has occurred that is not reflected in available prices. The fair value of a security is likely to be different from the quoted or published price. Fair value procedures are approved by the Fund's Board of Directors. Certain short-term securities are valued at amortized cost. Foreign investments are valued in U.S. dollars. Some of the Fund's securities may be listed on foreign exchanges that trade on weekends or other days when the Fund does not price its shares. In that event, the net asset value of the Fund's shares may change on days when shareholders will not be able to purchase or redeem the Fund's shares.

INVESTMENT OPTIONS

1. Class A shares are sold to the public with a sales charge at the time of purchase and an annual distribution (12b-1) fee of 0.25%.

2. Class B shares are sold to the public with a contingent deferred sales charge (CDSC) and an annual distribution fee of 1.00%.

3. Class C shares are sold to the public without a sales charge at the time of purchase and with an annual distribution fee of 1.00% shares sold less than a year after purchases are subject to a CDSC.

4. Class Y shares are sold to qualifying institutional investors without a sales charge or distribution fee. Please see the SAI for information on eligibility to purchase Class Y shares.

The Fund also offers an additional class of shares, Class I, exclusively to certain institutional investors. Class I shares are made available through a separate prospectus supplement provided to investors eligible to purchase the shares.

--------------------------------------------------------------------------------
11p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

Investment options summary

The Fund offers different classes of shares. There are differences among the fees and expenses for each class. Not everyone is eligible to buy every class. After determining which classes you are eligible to buy, decide which class best suits your needs. Your financial advisor can help you with this decision.

The following table shows the key features of each class:

------------------ --------------- -------------- --------------- --------------
                   Class A         Class B        Class C         Class Y
------------------ --------------- -------------- --------------- --------------
Availability       Available to    Available to   Available to    Limited to
                   all investors.  all            all investors.  qualifying
                                   investors.                     institutional
                                                                  investors.
------------------ --------------- -------------- --------------- --------------
Initial Sales      Yes. Payable    No. Entire     No. Entire      No. Entire
Charge             at time of      purchase       purchase        purchase
                   purchase.       price is       price is        price is
                   Lower sales     invested in    invested in     invested in
                   charge for      shares of      shares of the   shares of the
                   larger          the Fund.      Fund.           Fund.
                   investments.
------------------ --------------- -------------- --------------- --------------
Deferred Sales     On purchases    Maximum 5%     1% CDSC         None.
Charge             over            CDSC during    applies if
                   $1,000,000,     the first      you sell your
                   1% CDSC         year           shares less
                   applies if      decreasing     than one year
                   you sell your   to 0% after    after
                   shares less     six years.     purchase.
                   than one year
                   after
                   purchase.
------------------ --------------- -------------- --------------- --------------
Distribution       Yes.* 0.25%     Yes.* 1.00%    Yes.* 1.00%     Yes.  0.10%
and/or
Shareholder
Service Fee
------------------ --------------- -------------- --------------- --------------
Conversion to      N/A             Yes,           No.             No.
Class A                            automatically
                                   in ninth
                                   calendar
                                   year of
                                   ownership.
------------------ --------------- -------------- --------------- --------------

* The Fund has adopted a plan under Rule 12b-1 of the Investment Company Act of 1940 that allows it to pay distribution and servicing-related expenses for the sale of Class A, Class B and Class C shares. Because these fees are paid out of the Fund's assets on an on-going basis, the fees may cost long-term shareholders more than paying other types of sales charges imposed by some mutual funds.

Should you purchase Class A, Class B or Class C shares?

If your investments in American Express mutual funds total $100,000 or more, Class A shares may be the better option because the sales charge is reduced for larger purchases. If you qualify for a waiver of the sales charge, Class A shares will be the best option.

If you invest less than $100,000, consider how long you plan to hold your shares. Class B shares have a higher annual distribution fee than Class A shares and a CDSC for six years. Class B shares convert to Class A shares in the ninth calendar year of ownership. Class B shares purchased through reinvested dividends and distributions also will convert to Class A shares in the same proportion as the other Class B shares.

Class C shares also have a higher annual distribution fee than Class A shares. Class C shares have no sales charge if you hold the shares for one year or longer. Unlike Class B shares, Class C shares do not convert to Class A. As a result, you will pay a 1% distribution fee for as long as you hold Class C shares. If you choose a deferred sales charge option (Class B or Class C), generally you should consider Class B shares if you intend to hold your shares for more than six years. Consider Class C shares if you intend to hold your shares less than six years. To help you determine what investment is best for you, consult your financial advisor.

--------------------------------------------------------------------------------
12p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

PURCHASING SHARES

To purchase shares through entities other than the Distributor, please consult your selling agent. The following section explains how you can purchase shares from the Distributor.

If you do not have an existing American Express mutual fund account, you will need to establish a brokerage account. Your financial advisor will help you fill out and submit an application. Once your account is set up, you can choose among several convenient ways to invest.

When you purchase, your order will be priced at the next NAV calculated after your order is accepted by the Fund. If your application does not specify which class of shares you are purchasing, we will assume you are investing in Class A shares.

Important: When you open an account, you must provide your correct Taxpayer Identification Number (TIN), which is either your Social Security or Employer Identification number.

If you do not provide and certify the correct TIN, you could be subject to backup withholding of 28% of taxable distributions and proceeds from certain sales and exchanges. You also could be subject to further penalties, such as:

o  a $50 penalty for each failure to supply your correct TIN,

o a civil penalty of $500 if you make a false statement that results in no backup withholding, and

o  criminal penalties for falsifying information.

You also could be subject to backup withholding, if the IRS notifies us to do so, because you failed to report required interest or dividends on your tax return.

How to determine the correct TIN

For this type of account:              Use the Social Security or Employer
                                       Identification number of:
-------------------------------------- ----------------------------------------
Individual or joint account            The individual or one of the owners
                                       listed on the joint account
-------------------------------------- ----------------------------------------
Custodian account of a minor           The minor
(Uniform Gifts/Transfers to Minors
Act)
-------------------------------------- ----------------------------------------
A revocable living trust               The grantor-trustee (the person who
                                       puts the money into the trust)
-------------------------------------- ----------------------------------------
An irrevocable trust, pension trust    The legal entity (not the personal
or estate                              representative or trustee, unless no
                                       legal entity is designated in the
                                       account title)
-------------------------------------- ----------------------------------------
Sole proprietorship or single-owner    The owner
LLC
-------------------------------------- ----------------------------------------
Partnership or multi-member LLC        The partnership
-------------------------------------- ----------------------------------------
Corporate or LLC electing corporate    The corporation
status on  Form 8837
-------------------------------------- ----------------------------------------
Association, club or tax-exempt        The organization
organization
-------------------------------------- ----------------------------------------

For details on TIN requirements, contact your financial advisor to obtain a copy of federal Form W-9, "Request for Taxpayer Identification Number and Certification." You also may obtain the form on the Internet at www.irs.gov.

--------------------------------------------------------------------------------
13p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

Methods of purchasing shares

By mail

Once your account has been established, send your check to:

American Express Funds
70200 AXP Financial Center
Minneapolis, MN 55474

Minimum amounts
Initial investment:           $2,000*
Additional investments:       $500**
Account balances:             $300
Qualified account balances:   none

If your Fund account balance falls below $300 for any reason, including a market decline, you will be asked to increase it to $300 or establish a scheduled investment plan. If you do not do so within 30 days, your shares can be sold and the proceeds mailed to you.

 * $1,000 for tax qualified accounts.

** $100 minimum add-on for existing mutual fund accounts outside of a brokerage account (direct at fund accounts).

By scheduled investment plan

Minimum amounts
Initial investment:           $2,000*
Additional investments:       $100**
Account balances:             none (on a scheduled investment plan with
                              monthly payments)

If your Fund account balance is below $2,000, you must make payments at least monthly.

 * $100 for direct at fund accounts.

** $50 minimum per payment for qualified accounts in a direct at fund account.

By wire or electronic funds transfer

Please contact your financial advisor or selling agent for specific instructions.

Minimum wire purchase amount: $1,000 or new account minimum, as applicable.

By telephone

If you have a brokerage account, you may use the money in your account to make initial and subsequent purchases.

To place your order, call:

(800) 297-7378 for brokerage accounts

(800) 967-4377 for wrap accounts

--------------------------------------------------------------------------------
14p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

TRANSACTIONS THROUGH THIRD PARTIES

You may buy or sell shares through certain 401(k) plans, banks, broker-dealers, financial advisors or other investment professionals. These organizations may charge you a fee for this service and may have different policies. Some policy differences may include different minimum investment amounts, exchange privileges, fund choices and cutoff times for investments. The Fund and the Distributor are not responsible for the failure of one of these organizations to carry out its obligations to its customers. Some organizations may receive compensation from the Distributor or its affiliates for shareholder recordkeeping and similar services. Where authorized by the Fund, some organizations may designate selected agents to accept purchase or sale orders on the Fund's behalf. To buy or sell shares through third parties or to determine if there are policy differences, please consult your selling agent. For other information related to buying or selling shares, please refer to the appropriate section in the prospectus.

SALES CHARGES

Class A -- initial sales charge alternative

When you purchase Class A shares, you pay a sales charge as shown in the following table:

                                         Sales charge as percentage of:
Total market value            Public offering price*       Net amount invested
Up to $49,999                            5.75%                     6.10%
$50,000-$99,999                          4.75                      4.99
$100,000-$249,999                        3.50                      3.63
$250,000-$499,999                        2.50                      2.56
$500,000-$999,999                        2.00                      2.04
$1,000,000 or more                       0.00                      0.00

* Offering price includes the sales charge.

You may be able to reduce the sales charge on Class A shares, based on the combined market value of your accounts.

The current market values of the following investments are eligible to be added together for purposes of determining the sales charge on your purchase:

o  Your current investment in this Fund, and

o Previous investments you and members of your primary household group have made in Class A, Class B or Class C shares in this and other American Express mutual funds, provided your investment was subject to a sales charge.

   o Your primary household group consists of you, your spouse or domestic partner, and your unmarried children under age 21 sharing a mailing address. For purposes of this policy a domestic partner is an individual who shares your primary residence and with whom you own joint property. If you or any member of your primary household group elects to separate from the primary household group (for example, by asking that account statements be sent to separate addresses), your assets will no longer be combined for purposes of reducing your sales charge.

--------------------------------------------------------------------------------
15p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

The following accounts are eligible to be included in determining the sales charge on your purchase:

o  Individual or joint accounts held directly at the Fund;

o  Individual or joint accounts held through American Express Brokerage;

o Roth and traditional IRAs, SEPs, SIMPLEs and TSCAs, provided they are invested in Class A, Class B or Class C shares that are subject to a sales charge and are not part of a group billing as described under "Other Class A sales charge policies";

o UGMA/UTMA accounts for which you, your spouse, or your domestic partner is parent or guardian of the minor child;

o Revocable trust accounts for which you or a member of your primary household group, individually, is the beneficiary;

o Accounts held in the name of your, your spouse's, or your domestic partner's sole proprietorship or single owner limited liability company or S corporation; and

o Qualified retirement plan assets, provided that you are the sole owner of the business sponsoring the plan, are the sole participant (other than a spouse) in the plan, and have no intention of adding participants to the plan.

The following accounts are not eligible to be included in determining the sales charge on your purchase:

o Accounts of pension and retirement plans with multiple participants, such as 401(k) plans (which are combined to reduce the sales charge for the entire pension or retirement plan and therefore are not used to reduce the sales charge for your individual accounts);

o  Investments in AXP Tax-Free Money Fund;

o Investments in Class A shares where the sales charge is waived, for example, purchases through wrap accounts, including American Express Strategic Portfolio Service Advantage (SPS);

o  Investments in Class D, Class E, or Class Y shares;

o Investments in 529 plans, donor advised funds, variable annuities, variable life insurance products, wrap accounts or managed separate accounts; and

o  Charitable and irrevocable trust accounts.

If you purchase American Express mutual fund shares through different channels, for example, through a firm other than the Distributor, and you want to include those assets toward a reduced sales charge, you must inform the Distributor in writing about the other accounts when placing your purchase order. When placing your purchase order, you must provide the Distributor with your most recent account statement and contact information regarding the other accounts. A selling agent other than the Distributor may require additional information.

Unless you provide the Distributor or your financial advisor with information about all of the accounts that may count toward a sales charge reduction, there can be no assurance that you will receive all of the reductions for which you may be eligible.

For more information on rights of accumulation, please see the SAI.

--------------------------------------------------------------------------------
16p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

Other Class A sales charge policies

o Group billing: Purchases made through a payroll deduction program offered by an employer retirement plan that has elected to take advantage of the Distributor's group billing service, may be added together to reduce sales charges for all shares purchased through the plan.

o Letter of Intent: If you intend to invest $50,000 or more over a period of 13 months, you can reduce the sales charges in Class A by completing a letter of intent form and filing it with the Distributor. The letter of intent may apply to purchases made up to 90 days before it is received in good order by the Distributor. Your holdings in American Express mutual funds acquired more than 90 days before receipt of your signed letter of intent in the Distributor's corporate office will not be counted towards the completion of the letter of intent. If purchasing shares in a brokerage account or through a third party, you must request the reduced sales charge when you buy shares. If you do not complete and file the form, or do not request the reduced sales charge at the time of purchase, you will not be eligible for the reduced sales charge. For more details, please contact your financial advisor or see the SAI.

Waivers of the sales charge for Class A shares

Sales charges do not apply to:

o current or retired board members, officers or employees of the Fund or AEFC or its subsidiaries, their spouses or domestic partners, children and parents.

o current or retired American Express financial advisors, employees of financial advisors, their spouses or domestic partners, children and parents.

o registered representatives and other employees of brokers, dealers or other financial institutions having a sales agreement with the Distributor, including their spouses, domestic partners, children and parents.

o qualified employee benefit plans offering participants daily access to American Express mutual funds. Eligibility must be determined in advance. For assistance, please contact your financial advisor. Participants in certain qualified plans where the initial sales charge is waived may be subject to a deferred sales charge of up to 4%.

o shareholders who have at least $1 million in American Express mutual funds. If the investment is sold less than one year after purchase, a CDSC of 1% will be charged.

o direct rollovers from American Express Retirement Services, provided that the rollover involves a transfer of Class Y shares in this Fund to Class A shares in this Fund.

o  purchases made:

   o with dividend or capital gain distributions from this Fund or from the same class of another American Express mutual fund,

   o through or under a wrap fee product or other investment product sponsored by the Distributor or another authorized broker-dealer, investment advisor, bank or investment professional,

   o within the University of Texas System ORP,

   o within a segregated separate account offered by Nationwide Life Insurance Company or Nationwide Life and Annuity Insurance Company,

   o through or under a subsidiary of AEFC offering Personal Trust Services' Asset-Based pricing alternative.

--------------------------------------------------------------------------------
17p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

o shareholders whose original purchase was in a Strategist fund merged into an American Express fund in 2000.

o repurchases. You can change your mind after requesting a sale and use all or part of the proceeds to purchase new shares in the same account from which you sold. If you reinvest in Class A, you will purchase the new shares at NAV rather than the offering price on the date of a new purchase. To take advantage of this waiver, send a written request within 90 days of the date your sale request was processed and include your account number. This privilege may be limited or withdrawn at any time and use of this option may have tax consequences.

Policies related to reducing or waiving the sales charge may be modified or withdrawn at any time.

Unless you provide the Distributor or your financial advisor with information about all of the factors that may count toward a waiver of the sales charge, there can be no assurance that you will receive all of the waivers for which you may be eligible.

You also may view this information about sales charges and breakpoints free of charge on the Fund's website. Go to www.americanexpress.com/funds and click on the hyperlink "Sales Charge Discount Information."

Class B and Class C -- contingent deferred sales charge (CDSC) alternative

For Class B, the CDSC is based on the sale amount and the number of calendar years -- including the year of purchase -- between purchase and sale. The following table shows how CDSC percentages on sales decline after a purchase:

If the sale is made during the:             The CDSC percentage rate is:
First year                                               5%
Second year                                              4%
Third year                                               4%
Fourth year                                              3%
Fifth year                                               2%
Sixth year                                               1%
Seventh year                                             0%

For Class C, a 1% CDSC is charged if you sell your shares less than one year after purchase.

For both Class B and Class C, if the amount you are selling causes the value of your investment to fall below the cost of the shares you have purchased, the CDSC is based on the lower of the cost of those shares purchased or market value. Because the CDSC is imposed only on sales that reduce your total purchase payments, you never have to pay a CDSC on any amount that represents appreciation in the value of your shares, income earned by your shares, or capital gains.

In addition, the CDSC on your sale, if any, will be based on your oldest purchase payment. The CDSC on the next amount sold will be based on the next oldest purchase payment.

--------------------------------------------------------------------------------
18p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

Example

Assume you had invested $10,000 in Class B shares and that your investment had appreciated in value to $12,000 after 3 1/2 years, including reinvested dividends and capital gain distributions. You could sell up to $2,000 worth of shares without paying a CDSC ($12,000 current value less $10,000 purchase amount). If you sold $2,500 worth of shares, the CDSC would apply to the $500 representing part of your original purchase price. The CDSC rate would be 3% because the sale was made during the fourth year after the purchase.

Waivers of the sales charge for Class B and Class C shares

The CDSC will be waived on sales of shares:

o  in the event of the shareholder's death,

o  held in trust for an employee benefit plan, or

o held in IRAs or certain qualified plans if American Express Trust Company is the custodian, such as Keogh plans, tax-sheltered custodial accounts or corporate pension plans, provided that the shareholder is:

   o at least 59 1/2 years old AND

   o taking a retirement distribution (if the sale is part of a transfer to an IRA or qualified plan, or a custodian-to-custodian transfer, the CDSC will not be waived) OR

   o selling under an approved substantially equal periodic payment arrangement.

EXCHANGING/SELLING SHARES

To sell or exchange shares held with entities other than the Distributor, please consult your selling agent. The following section explains how you can exchange or sell shares held with the Distributor.

Exchanges

You may exchange your Fund shares at no charge for shares of the same class of any other publicly offered American Express mutual fund. Exchanges into AXP Tax-Free Money Fund may only be made from Class A shares. For complete information on the other fund, including fees and expenses, read that fund's prospectus carefully. Your exchange will be priced at the next NAV calculated after we receive your transaction request in good order.

--------------------------------------------------------------------------------
19p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

The Fund's Board of Directors has adopted a policy that is designed to detect and deter market timing. Market timing is frequent or short-term trading activity intended to profit at the expense of other shareholders by selling shares of a fund shortly after purchase. Market timing may adversely impact the Fund's performance by preventing the portfolio managers from fully investing the assets of the Fund or by increasing the Fund's transaction costs. The Fund seeks to enforce this policy through the Distributor and its transfer agent as follows:

o The Fund tries to distinguish market timing from trading that it believes is not harmful, such as periodic rebalancing for purposes of asset allocation or dollar cost averaging. Under the Fund's procedures, there is no set number of transactions in the Fund that constitutes market timing. Even one purchase and subsequent sale by related accounts may be market timing. Generally, the Fund seeks to restrict the exchange privilege of an investor who makes more than three exchanges into or out of the Fund in any 90-day period. Accounts held by a retirement plan or financial intermediary for the benefit of its participants or clients, which typically engage in daily transactions, are not subject to this limit. The Distributor does seek the assistance of retirement plans and financial intermediaries in applying similar restrictions on the sub-accounts of their participants or clients.

o If an investor's trading activity is determined to be market timing or otherwise harmful to existing shareholders, the Fund may modify or discontinue the investor's exchange privileges or may reject the investor's purchases or exchanges, including purchases or exchanges accepted by a retirement plan or other financial intermediary. The Fund may treat accounts it believes to be under common control as a single account for these purposes, although it may not be able to identify all such accounts.

o Although the Fund does not knowingly permit market timing, it cannot guarantee that it will be able to identify and restrict all short-term trading activity. The Fund receives purchase and sale orders through retirement plans and financial intermediaries where market timing activity may not always be successfully detected.

Other exchange policies:

o  Exchanges must be made into the same class of shares of the new fund.

o If your exchange creates a new account, it must satisfy the minimum investment amount for new purchases.

o  Once we receive your exchange request, you cannot cancel it.

o  Shares of the new fund may not be used on the same day for another exchange.

o If your shares are pledged as collateral, the exchange will be delayed until written approval is received from the secured party.

Selling Shares

You may sell your shares at any time. The payment will be mailed within seven days after your request is received in good order.

When you sell shares, the amount you receive may be more or less than the amount you invested. Your sale price will be the next NAV calculated after your request is received in good order by the Fund, minus any applicable CDSC.

--------------------------------------------------------------------------------
20p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

You can change your mind after requesting a sale and use all or part of the proceeds to purchase new shares in the same account from which you sold. If you reinvest in Class A, you will purchase the new shares at NAV rather than the offering price on the date of a new purchase. If you reinvest in Class B or Class C, any CDSC you paid on the amount you are reinvesting also will be reinvested. To take advantage of this waiver, send a written request within 90 days of the date your sale request was processed and include your account number. This privilege may be limited or withdrawn at any time and use of this option may have tax consequences.

The Fund reserves the right to redeem in kind.

For more details and a description of other sales policies, please see the SAI.

If you decide to sell your shares within 30 days of a telephoned-in address change, a written request is required.

Important: If you request a sale of shares you recently purchased by a check or money order that is not guaranteed, the Fund will wait for your check to clear. It may take up to 10 days from the date of purchase before payment is made. Payment may be made earlier if your bank provides evidence satisfactory to the Fund and the Distributor that your check has cleared.

Ways to request an exchange or sale of shares

By regular or express mail

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474

Include in your letter:

o  your account number

o  the name of the fund(s)

o  the class of shares to be exchanged or sold

o  your Social Security number or Employer Identification number

o  the dollar amount or number of shares you want to exchange or sell

o  specific instructions regarding delivery or exchange destination

o signature(s) of registered account owner(s) (All signatures may be required. Contact your financial advisor for more information.)

o  any paper certificates of shares you hold

Payment will be mailed to the address of record and made payable to the names listed on the account, unless your request specifies differently and is signed by all owners.

The express mail delivery charges you pay will vary depending on domestic or international delivery instructions.

--------------------------------------------------------------------------------
21p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

By telephone

(800) 297-7378 for brokerage accounts

(800) 862-7919 for direct at fund accounts

(800) 967-4377 for wrap accounts

o The Fund and the Distributor will use reasonable procedures to confirm authenticity of telephone exchange or sale requests.

o Telephone exchange and sale privileges automatically apply to all accounts except custodial, corporate or qualified retirement accounts. You may request that these privileges NOT apply by writing the Distributor. Each registered owner must sign the request.

o Acting on your instructions, your financial advisor may conduct telephone transactions on your behalf.

o  Telephone privileges may be modified or discontinued at any time.

Minimum sale amount:          $100
Maximum sale amount:          $100,000

By wire

You can wire money from your account to your bank account. Contact your financial advisor or the Distributor at the above numbers for additional information.

o  Minimum amount: $1,000

o  Pre-authorization is required.

o  A service fee may be charged against your account for each wire sent.

By scheduled payout plan

o  Minimum payment: $100*

o  Contact your financial advisor or the Distributor to set up regular payments.

o Purchasing new shares while under a payout plan may be disadvantageous because of the sales charges.

* Minimum is $50 in a direct at fund account.

Electronic transactions

The ability to initiate transactions via the internet may be unavailable or delayed at certain times (for example, during periods of unusual market activity). The Fund and the Distributor are not responsible for any losses associated with unexecuted transactions. In addition, the Fund and the Distributor are not responsible for any losses resulting from unauthorized transactions if reasonable security measures are followed to validate the investor's identity. The Fund may modify or discontinue electronic privileges at any time.

--------------------------------------------------------------------------------
22p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

Distributions and Taxes

As a shareholder you are entitled to your share of the Fund's net income and net gains. The Fund distributes dividends and capital gains to qualify as a regulated investment company and to avoid paying corporate income and excise taxes.

DIVIDENDS AND CAPITAL GAIN DISTRIBUTIONS

The Fund's net investment income is distributed to you as dividends. Dividends may be composed of qualifying dividend income, which is eligible for preferential tax rates under current tax law, as well as other ordinary dividend income, which may include non-qualifying dividends, interest income and short-term capital gains. Capital gains are realized when a security is sold for a higher price than was paid for it. Each realized capital gain or loss is long-term or short-term depending on the length of time the Fund held the security. Realized capital gains and losses offset each other. The Fund offsets any net realized capital gains by any available capital loss carryovers. Net short-term capital gains are included in net investment income. Net realized long-term capital gains, if any, are distributed by the end of the calendar year as capital gain distributions.

REINVESTMENTS

Dividends and capital gain distributions are automatically reinvested in additional shares in the same class of the Fund, unless:

o  you request distributions in cash, or

o you direct the Fund to invest your distributions in the same class of any publicly offered American Express mutual fund for which you have previously opened an account.

We reinvest the distributions for you at the next calculated NAV after the distribution is paid.

If you choose cash distributions, you will receive cash only for distributions declared after your request has been processed.

--------------------------------------------------------------------------------
23p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

TAXES

Distributions are subject to federal income tax and may be subject to state and local taxes in the year they are declared. You must report distributions on your tax returns, even if they are reinvested in additional shares.

If you buy shares shortly before the record date of a distribution, you may pay taxes on money earned by the Fund before you were a shareholder. You will pay the full pre-distribution price for the shares, then receive a portion of your investment back as a distribution, which may be taxable.

For tax purposes, an exchange is considered a sale and purchase, and may result in a gain or loss. A sale is a taxable transaction. If you sell shares for less than their cost, the difference is a capital loss. If you sell shares for more than their cost, the difference is a capital gain. Your gain may be short term (for shares held for one year or less) or long term (for shares held for more than one year).

You may not create a tax loss, based on paying a sales charge, by exchanging shares within 91 days of purchase. If you buy Class A shares and within 91 days exchange into another fund, you may not include the sales charge in your calculation of tax gain or loss on the sale of the first fund you purchased. The sales charge may be included in the calculation of your tax gain or loss on a subsequent sale of the second fund you purchased. For more information, see the SAI.

Selling shares held in an IRA or qualified retirement account may subject you to federal taxes, penalties and reporting requirements. Please consult your tax advisor.

Important: This information is a brief and selective summary of some of the tax rules that apply to this Fund. Because tax matters are highly individual and complex, you should consult a qualified tax advisor.

--------------------------------------------------------------------------------
24p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

Master/Feeder Structure

This Fund uses a master/feeder structure. This means that the Fund (a feeder fund) invests all of its assets in the Portfolio (the master fund). The master/feeder structure offers the potential for reduced costs because it spreads fixed costs of portfolio management over a larger pool of assets. The Fund may withdraw its assets from the Portfolio at any time if the Fund's board determines that it is best. In that event, the board would consider what action should be taken, including whether to hire an investment advisor to manage the Fund's assets directly or to invest all of the Fund's assets in another pooled investment entity. Here is an illustration of the structure:

                        Investors buy shares in the Fund
                                        |
                                        V
                      The Fund buys units in the Portfolio
                                        |
                                        V
          The Portfolio invests in securities, such as stocks or bonds

Other feeders may include mutual funds and institutional accounts. These feeders buy the Portfolio's securities on the same terms and conditions as the Fund and pay their proportionate share of the Portfolio's expenses. However, their operating costs and sales charges are different from those of the Fund. Therefore, the investment returns for other feeders are different from the returns of the Fund.

--------------------------------------------------------------------------------
25p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

Financial Highlights

The financial highlights tables are intended to help you understand the Fund's financial performance. Certain information reflects financial results for a single Fund share. The total returns in the tables represent the rate that an investor would have earned or lost on an investment in the Fund (assuming reinvestment of all dividends and distributions). This information has been audited by KPMG LLP, whose report, along with the Fund's financial statements, is included in the annual report which, if not included with this prospectus, is available upon request.

Class A
Per share income and capital changes(a)
Fiscal period ended Sept. 30,                                            2004      2003        2002         2001       2000
Net asset value, beginning of period                                   $16.60    $14.47      $17.86       $27.12     $26.14
                                                                       ------    ------      ------       ------     ------
Income from investment operations:
Net investment income (loss)                                              .20       .18         .17          .20        .19
Net gains (losses) (both realized and unrealized)                        1.41      2.13       (3.39)       (6.47)      4.11
                                                                       ------    ------      ------       ------     ------
Total from investment operations                                         1.61      2.31       (3.22)       (6.27)      4.30
                                                                       ------    ------      ------       ------     ------
Less distributions:
Dividends from net investment income                                     (.19)     (.18)       (.17)        (.18)      (.18)
Distributions from realized gains                                          --        --          --        (2.81)     (3.14)
                                                                       ------    ------      ------       ------     ------
Total distributions                                                      (.19)     (.18)       (.17)       (2.99)     (3.32)
                                                                       ------    ------      ------       ------     ------
Net asset value, end of period                                         $18.02    $16.60      $14.47       $17.86     $27.12
                                                                       ------    ------      ------       ------     ------

Ratios/supplemental data
Net assets, end of period (in millions)                                $1,596    $1,651      $1,599       $2,277     $3,358
Ratio of expenses to average daily net assets(b)                         .89%      .92%        .92%         .87%       .84%
Ratio of net investment income (loss) to average daily net assets       1.06%     1.12%        .93%         .88%       .67%
Portfolio turnover rate (excluding short-term securities)                 76%       68%         86%          87%        53%
Total return(c)                                                         9.72%    16.03%     (18.20%)     (24.87%)    16.59%

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(c)  Total return does not reflect payment of a sales charge.

--------------------------------------------------------------------------------
26p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

Class B
Per share income and capital changes(a)
Fiscal period ended Sept. 30,                                            2004      2003        2002         2001       2000
Net asset value, beginning of period                                   $16.44    $14.34      $17.70       $26.90     $25.97
                                                                       ------    ------      ------       ------     ------
Income from investment operations:
Net investment income (loss)                                              .05       .06         .03          .01         --
Net gains (losses) (both realized and unrealized)                        1.42      2.10       (3.36)       (6.39)      4.07
                                                                       ------    ------      ------       ------     ------
Total from investment operations                                         1.47      2.16       (3.33)       (6.38)      4.07
                                                                       ------    ------      ------       ------     ------
Less distributions:
Dividends from net investment income                                     (.05)     (.06)       (.03)        (.01)        --
Distributions from realized gains                                          --        --          --        (2.81)     (3.14)
                                                                       ------    ------      ------       ------     ------
Total distributions                                                      (.05)     (.06)       (.03)       (2.82)     (3.14)
                                                                       ------    ------      ------       ------     ------
Net asset value, end of period                                         $17.86    $16.44      $14.34       $17.70     $26.90
                                                                       ------    ------      ------       ------     ------

Ratios/supplemental data
Net assets, end of period (in millions)                                  $146      $190        $210         $306       $436
Ratio of expenses to average daily net assets(b)                        1.67%     1.69%       1.69%        1.64%      1.60%
Ratio of net investment income (loss) to average daily net assets        .27%      .35%        .15%         .11%      (.09%)
Portfolio turnover rate (excluding short-term securities)                 76%       68%         86%          87%        53%
Total return(c)                                                         8.91%    15.09%     (18.84%)     (25.48%)    15.73%

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(c)  Total return does not reflect payment of a sales charge.

--------------------------------------------------------------------------------
27p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

Class C
Per share income and capital changes(a)
Fiscal period ended Sept. 30,                                            2004      2003        2002         2001       2000(b)
Net asset value, beginning of period                                   $16.39    $14.30      $17.66       $26.88     $26.70
                                                                       ------    ------      ------       ------     ------
Income from investment operations:
Net investment income (loss)                                              .06       .07         .04          .04        .05
Net gains (losses) (both realized and unrealized)                        1.39      2.09       (3.36)       (6.41)       .17
                                                                       ------    ------      ------       ------     ------
Total from investment operations                                         1.45      2.16       (3.32)       (6.37)       .22
                                                                       ------    ------      ------       ------     ------
Less distributions:
Dividends from net investment income                                     (.05)     (.07)       (.04)        (.04)      (.04)
Distributions from realized gains                                          --        --          --        (2.81)        --
                                                                       ------    ------      ------       ------     ------
Total distributions                                                      (.05)     (.07)       (.04)       (2.85)      (.04)
                                                                       ------    ------      ------       ------     ------
Net asset value, end of period                                         $17.79    $16.39      $14.30       $17.66     $26.88
                                                                       ------    ------      ------       ------     ------

Ratios/supplemental data
Net assets, end of period (in millions)                                    $3        $3          $2           $2         $1
Ratio of expenses to average daily net assets(c)                        1.67%     1.70%       1.71%        1.64%      1.60%(d)
Ratio of net investment income (loss) to average daily net assets        .29%      .32%        .14%         .16%       .02%(d)
Portfolio turnover rate (excluding short-term securities)                 76%       68%         86%          87%        53%
Total return(e)                                                         8.87%    15.11%     (18.84%)     (25.47%)      .81%(f)

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b)  Inception date was June 26, 2000.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d)  Adjusted to an annual basis.

(e)  Total return does not reflect payment of a sales charge.

(f)  Not annualized.

--------------------------------------------------------------------------------
28p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

Class Y
Per share income and capital changes(a)
Fiscal period ended Sept. 30,                                            2004      2003        2002         2001       2000
Net asset value, beginning of period                                   $16.59    $14.46      $17.86       $27.13     $26.14
                                                                       ------    ------      ------       ------     ------
Income from investment operations:
Net investment income (loss)                                              .23       .20         .20          .23        .23
Net gains (losses) (both realized and unrealized)                        1.41      2.14       (3.40)       (6.47)      4.13
                                                                       ------    ------      ------       ------     ------
Total from investment operations                                         1.64      2.34       (3.20)       (6.24)      4.36
                                                                       ------    ------      ------       ------     ------
Less distributions:
Dividends from net investment income                                     (.22)     (.21)       (.20)        (.22)      (.23)
Distributions from realized gains                                          --        --          --        (2.81)     (3.14)
                                                                       ------    ------      ------       ------     ------
Total distributions                                                      (.22)     (.21)       (.20)       (3.03)     (3.37)
                                                                       ------    ------      ------       ------     ------
Net asset value, end of period                                         $18.01    $16.59      $14.46       $17.86     $27.13
                                                                       ------    ------      ------       ------     ------

Ratios/supplemental data
Net assets, end of period (in millions)                                  $438      $520        $490         $694       $981
Ratio of expenses to average daily net assets(b)                         .73%      .76%        .76%         .71%       .69%
Ratio of net investment income (loss) to average daily net assets       1.23%     1.28%       1.08%        1.04%       .82%
Portfolio turnover rate (excluding short-term securities)                 76%       68%         86%          87%        53%
Total return(c)                                                         9.90%    16.23%     (18.12%)     (24.77%)    16.80%

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(c)  Total return does not reflect payment of a sales charge.

--------------------------------------------------------------------------------
29p   ---   AXP STOCK FUND   ---   2004 PROSPECTUS

This Fund, along with the other American Express mutual funds, is distributed by American Express Financial Advisors Inc. and can be purchased from an American Express financial advisor or from other authorized broker-dealers or third parties. The Funds can be found under the "Amer Express" banner in most mutual fund quotations.

Additional information about the Fund and its investments is available in the Fund's Statement of Additional Information (SAI), and annual and semiannual reports to shareholders. In the Fund's annual report, you will find a discussion of market conditions and investment strategies that significantly affected the Fund during its most recent fiscal year. The SAI is incorporated by reference in this prospectus. For a free copy of the SAI, the annual report, or the semiannual report, contact your selling agent or American Express Client Service Corporation.

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474
(800) 862-7919
TTY: (800) 846-4852
Web site address:
americanexpress.com/funds

You may review and copy information about the Fund, including the SAI, at the Securities and Exchange Commission's (Commission) Public Reference Room in Washington, D.C. (for information about the public reference room call 1-202-942-8090). Reports and other information about the Fund are available on the EDGAR Database on the Commission's Internet site at (http://www.sec.gov). Copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing to the Public Reference Section of the Commission, Washington, D.C. 20549-0102.

Investment Company Act File #811-498

Ticker Symbol
Class A: INSTX    Class B:IDSBX
Class C: --       Class Y:IDSYX

(logo)
AMERICAN
 EXPRESS
(R)

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474

                                                             S-6351-99 Y (11/04)

                                AXP(R) Stock Fund

                   Supplement to the Nov. 29, 2004 Prospectus

This supplement describes the Fund's Class I shares. The caption headings used in this Supplement correspond to the caption headings used in the prospectus.

You may purchase Class I shares only if you are an eligible investor, as described under the caption "Buying and Selling Shares" below.

PAST PERFORMANCE

Class I has not been in existence for a full calendar year, and therefore performance information is not shown. The performance table is intended to indicate some of the risks of investing in the Fund by showing changes in the Fund's performance over time. Please note that you will find performance returns, after the deduction of certain taxes, for other classes of shares of the Fund, together with returns of one or more broad measures of market performance, in the performance table of the prospectus.

Past performance for Class I for the period prior to March 4, 2004 may be calculated based on the performance of Class A, adjusted to reflect differences in sales charges, but not differences in annual operating expenses. The use of blended performance (Class I performance blended with Class A performance for periods before March 4, 2004) generally results in lower performance than Class I shares would have achieved had they been offered for the entire period.

FEES AND EXPENSES

Fund investors pay various expenses. The table describes the fees and expenses that you may pay if you buy and hold shares of the Fund. The table is supplemented as follows:

Shareholder Fees (fees paid directly from your investment)
                                                                    Class I
Maximum sales charge (load) imposed on purchases
(as a percentage of offering price)                                  none

Maximum deferred sales charge (load) imposed on sales
(as a percentage of offering price at time of purchase)              none

Annual Fund Operating Expenses (expenses that are deducted from Fund assets)

As a percentage of average daily net assets:                        Class I
Management fees(a)                                                   0.46%
Distribution (12b-1) fees                                            0.00%
Other expenses(b)                                                    0.06%
Total(c)                                                             0.52%

(a) Includes the impact of a performance incentive adjustment fee that decreased the Fund's management fee by 0.03% for the most recent fiscal year.

(b) Other expenses include an administrative services fee and other nonadvisory expenses.

Example

This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The table is supplemented as follows:

                     1 year           3 years           5 years         10 years
Class I               $53             $167              $291             $656

BUYING AND SELLING SHARES

The description of Investment Options is supplemented as follows:

If you are an eligible investor, you may purchase Class I shares at net asset value without an initial sales charge or CDSC on redemption. Class I shares do not have annual distribution and service fees, and do not convert to any other class of shares.

The following eligible investors may purchase Class I shares:

o Any fund distributed by American Express Financial Advisors Inc. (AEFA), if the fund seeks to achieve its investment objective by investing primarily in shares of the Fund and other American Express Funds.

In addition, AEFA, in its sole discretion, may accept investments from other purchasers not listed above.

The discussion of buying and selling shares is supplemented as follows:

You may purchase, redeem or exchange Class I shares only through AEFA (see the back cover of the prospectus for address and telephone number). You may exchange your Class I shares only for Class I shares of another American Express Fund.

FINANCIAL HIGHLIGHTS

The Financial Highlights table is intended to help you understand the Fund's financial performance. It is supplemented as follows:

Class I
Per share income and capital changes(a)
Fiscal period ended Sept. 30,                                           2004(b)
Net asset value, beginning of period                                  $18.96
                                                                      ------
Income from investment operations:
Net investment income (loss)                                             .20
Net gains (losses) (both realized and unrealized)                       (.96)
                                                                      ------
Total from investment operations                                        (.76)
                                                                      ------
Less distributions:
Dividends from net investment income                                    (.19)
                                                                      ------
Net asset value, end of period                                        $18.01
                                                                      ------

Ratios/supplemental data
Net assets, end of period (in millions)                                  $12
Ratio of expenses to average daily net assets(c)                        .52%(d)
Ratio of net investment income (loss) to average daily net assets      1.50%(d)
Portfolio turnover rate (excluding short-term securities)                76%
Total return(e)                                                       (4.03%)(f)

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b)  Inception date was March 4, 2004.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d)  Adjusted to an annual basis.

(e)  Total return does not reflect payment of a sales charge.

(f)  Not annualized.

                                                             S-6351-79 Y (11/04)